Exhibit 10.12

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Sublease” or “Sublease Agreement”) is entered into on this 29th day of July 2021 (the “Effective Date”) by and between ENGIE HOLDINGS INC., a Delaware corporation (“Sublandlord”), having an address at 1360 Post Oak Blvd, Suite 400, Houston, TX 77056 and THE TOMORROW COMPANIES INC. (“Subtenant”), having an address of 25 Dorchester Ave, Rm 52150, Boston, MA 02205.

WHEREAS, Sublandlord entered into a Lease dated January 9, 2019, by and between Sublandlord and 9 Channel Center MT LLC (“Landlord”), a partially redacted copy of which is attached as Exhibit A hereto (“Master Lease”), under which Sublandlord leases the entire rentable area of the sixth (6th) floor and seventh (7th) floor being shown on Exhibit A of the Master Lease comprised of approximately 21,170 rentable square feet (hereinafter collectively called the “Master Premises”) at 9 Channel Center, Boston, Massachusetts (the “Building”) together with certain appurtenant rights.

WHEREAS, Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord the entire rentable area of the 7th floor portion of the Master Premises comprised of approximately 10,585 rentable square feet identified on Exhibit A of Master Lease hereto (the “Subleased Premises”) on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises herein provided, the parties agree as follows:

1. Subleased Premises and Sublease Term. Sublandlord hereby subleases the Subleased Premises to Subtenant and Subtenant hereby subleases the Subleased Premises from Sublandlord. Subject to the terms and conditions of the Master Lease, Subtenant shall have the non-exclusive right to use the common areas and facilities of the Building as set forth in Section 2.2 of the Master Lease. Subtenant shall lease the Subleased Premises, upon and subject to the covenants, agreements, terms and conditions herein provided and in the Master Lease as more fully set forth herein, for an initial term commencing on the later to occur of (a) August 30, 2021 provided that if the planning and preparation pursuant to Section 2 below are in Subtenant’s determination complete prior to August 30, 2021, the initial term may start as early as August 23, 2021, and (b) the date that the Landlord grants its consent to this Sublease Agreement, but no later than August 30, 2021 (the “Commencement Date”) and expiring on December 29, 2025, (the “Sublease Term”). The provisions of the Master Lease are incorporated herein by reference; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Master Lease. Through the Term of the Master Lease (through April 30, 2030) Subtenant shall have one (1) extension option for the Subleased Premises (“Option”). The Rent for the Option shall be ninety-five percent (95%) of the then-market gross rent.

2. Base Rent. Beginning on December 31, 2021, but subject to adjustment depending on the Commencement Date (the “Rent Commencement Date”), subtenant covenants and agrees to pay monthly base rent to Sublandlord for the Sublease Term due and payable in advance on the first day of each month, as follows:

Period	Annual/RSF	Annual	Monthly
December 30, 2021 — December 29, 2022	$43.00	$455,155.00	$37,929.58
December 30, 2022 — December 29, 2023	$44.00	$465,740.00	$38,811.67
December 30, 2023 — December 29, 2024	$45.00	$476,325.00	$39,693.75
December 30, 2024 — December 29, 2025	$46.00	$486,910.00	$40,575.83

Subject to prior notice to Sublandlord and solely during regular business hours, Sublandlord shall grant Subtenant reasonable access to the Subleased Premises for the purposes of planning and preparation to the Subleased Premises beginning on August 1, 2021 until the Commencement Date.

Payments shall be made by electronic funds transfer to Sublandlord in accordance with the account information set forth on Attachment 1 (as may be updated by Sublandlord from time to time as set forth therein).

Subtenant shall pay for all telephone and data communication charges incurred by Subtenant directly to the provider(s) of such services. Base Rent for the first month shall be paid upon the execution of this Sublease Agreement and be applied accordingly.

3. Sublease Additional Rent. Subtenant shall reimburse Sublandlord for Subtenant’s Pro Rata Share of the Operating Expenses payable by Sublandlord during the Sublease Term, pursuant to and calculated in accordance with Section 8.2 of the Master Lease, over Base Operating Expenses payable by Sublandlord for Calendar Year 2022. Subtenant shall reimburse Sublandlord for Subtenant’s Pro Rata Share of the Taxes payable by Sublandlord during the Sublease Term, pursuant to and calculated in accordance with Section 8.1 of the Master Lease, over the Base Tax Amount payable by Sublandlord for fiscal year 2022. For the avoidance of doubt, Subtenant shall not be required to make any payments on account of accrued Operating Expenses prior to January 1, 2023 or any payments on account of accrued Taxes prior to July 1, 2022. Such reimbursement amounts shall be paid to Sublandlord at the times and in the manner provided in such provisions of the Master Lease and Sublandlord shall promptly provide to Subtenant any notices or correspondence received from Master Landlord regarding Operating Expenses and Taxes under the Master Lease. As used herein, Subtenant’s Pro Rata Share shall mean fifty percent (50%) which represents the Subleased Premised over the total square footage leased by Sublandlord under the Master Lease.

4. Use. The Subleased Premises shall be primarily used for general office use and subject to Quiet Enjoyment each per the Master Lease.

5. Incorporation of Master Lease.

a. Sublandlord represents and warrants to Subtenant that (i) the Master Lease is in full force and effect, (ii) the copy of the Master Lease attached hereto as Exhibit A is true, correct, and complete (other than the partial redactions), and (iii) to the best of Sublandlord’s knowledge, neither Sublandlord nor Landlord is in default thereunder and there are no facts or circumstances that could give rise to a default. Except with respect to Sublandlord’s obligation to pay Fixed Rent and Additional Rent due and owing under the Master Lease which provision is expressly excluded from this Sublease, all of the covenants, agreements, terms and conditions of the Master Lease relating to or applicable to the tenant under the Master Lease are incorporated herein and made a part hereof with respect to the Subleased Premises only with the same force and effect as if set forth at length herein, except to the extent the same are modified or amended by this Sublease, it being understood and agreed that said provisions shall fix the obligations of the Subtenant with the same effect as if the Subtenant were the tenant named in the Master Lease. Except as otherwise provided herein, Subtenant agrees that Sublandlord shall have all of the rights and remedies of the Landlord under the Master Lease relating to the Subleased Premises with respect to Subtenant as if such rights and remedies were fully set forth herein. To the extent there is a conflict between the provisions of the Master Lease which are hereby incorporated and the express provisions of this Sublease, the express provisions of this Sublease shall prevail to the extent Landlord’s rights under the Master Lease are not affected. Notwithstanding the foregoing, the following provisions of the Master Lease are excluded and not incorporated herein: Article VI; Sections 13.26, 13.27, 13.28 and 13.29.

b. Sublandlord shall not amend or modify the terms of the Master Lease in any manner during the Sublease Term which decreases Subtenant’s rights or benefits under this Sublease or increases Subtenant’s obligations, without Subtenant’s prior written consent. Sublandlord shall pay all rental due under the Master Lease on or before the date due and otherwise perform all obligations under the Master Lease that are not the obligations of Subtenant as occupant of the Subleased Premises under this Sublease. If Master Landlord shall default in the performance of its obligations under the Master Lease (including those rights accruing to the benefit of the Subtenant and the Subleased Premises), Sublandlord shall use commercially reasonable efforts promptly and timely and in consultation with Subtenant to cause Master Landlord to perform its obligations under the Master Lease and to enforce the terms thereof (“Enforcement”). Sublandlord shall not take any action or do or permit to be done on its behalf anything which (i) will result in a violation of or default under any of the terms, covenants, conditions, or provisions of the Master Lease or any other instrument to which this Sublease is subordinate, or (ii) will result in any additional cost or other liability to Subtenant unless paid for by Sublandlord.

6. Condition of Subleased Premises. Sublandlord will deliver the Subleased Premises vacant and free and clear of all Sublandlord’s furniture, fixtures, and equipment, except as provided in Section 29 below. Except for the foregoing, Subtenant has inspected the Subleased Premises and agrees to accept possession of the Subleased Premises in their present condition, “as-is”, without any representations or warranties (express, implied or otherwise) and without any obligation on the part of Sublandlord to make any alterations, decorations, installations or improvements. Subtenant may not make alterations and improvements to the Subleased Premises without the express written consent of the Sublandlord, such consent not to be unreasonably withheld, conditioned or delayed and, to the extent required under Master Lease, Landlord. At Sublandlord’s request, to be made at the time when Subtenant requests consent for any alteration or improvement, Subtenant shall remove any such alteration and improvement and restore the Subleased Premises (subject to ordinary wear and tear) upon the expiration or earlier termination of this Sublease Agreement solely if and to the extent required by Landlord under the Master Lease.

7. Adherence to Master Lease. Subtenant covenants and agrees (a) to perform and observe all of the agreements, covenants, terms and conditions of the Master Lease (except for the payment of Rent by Sublandlord (including both Fixed and Additional) under the Master Lease) with respect to the Subleased Premises (and the buildings and common areas, to the extent applicable) to the extent that the same are not modified or amended by this Sublease, and (b) that it shall not do or suffer or permit anything to be done which would constitute a default under the Master Lease with respect to the Subleased Premises, and (c) that notwithstanding any other provision of this Sublease to the contrary, any act or omission by Subtenant which constitutes a default under the Master Lease with respect to the Subleased Premises also constitutes a default hereunder. Subtenant agrees that in the event it enters into any sublease or license (or any other transaction allowing another entity to use the Subleased Premises for compensation) it shall abide by all the provisions of Master Lease, including but not limited to the sharing with the Landlord of rents received in excess of the rent paid under the Master Lease. Subject to Subtenant’s performance of its obligations hereunder, Sublandlord shall not default the Master Lease, or perform any act which would constitute a violation or default thereunder, or result in a forfeiture or termination of the Master Lease or render Sublandlord liable for damages, fines, or penalties payable to Master Landlord. Notwithstanding anything in this Sublease to the contrary, if the rent due under the Master Lease with respect to the Subleased Premises is abated in whole or in part during the Sublease Term pursuant to any applicable provision of the Master Lease relating to interruption, curtailment, fire, damage, hazard or otherwise, then all rents due under this Sublease shall abate for the same period and to the same extent as the rent for the Premises is abated pursuant to the Master Lease.

8. Default. If Subtenant (i) fails or neglects to make any payment of rent or any other sum owed by Subtenant within five (5) business days of written notice that such payment is past due (and such failure will not constitute a Default of Subtenant unless such failure to pay is not cured within seven (7) Business Days), or (ii) fails to perform any of Subtenant’s other covenants, agreements or obligations under this Sublease or the Master Lease (except to the extent arising from the error or omission from Sublandlord) and such default shall not be cured within twenty (20) days of written notice thereof, Sublandlord may immediately or at any time thereafter while such default remains uncured upon notice to Subtenant terminate this Sublease and take any and all actions permitted to be taken by the Landlord under the Master Lease in respect of a default by the tenant thereunder or any termination as a result thereof.

9. Indemnity. Subtenant shall indemnify, defend and hold harmless Sublandlord and Landlord from and against any and all claims, cost, expense or liability (including reasonable attorneys’ fees) asserted by or on behalf of any person and incurred on account of (i) Subtenant’s willful misconduct and negligent acts or omissions and the willful misconduct and negligent acts or omissions of its employees, agents, contractors or invitees on or about the Subleased Premises, or the Building, or (ii) on account of any breach or violation by Subtenant of this Sublease or the

Master Lease, except to the extent such breach or violation arises from the act or omission of Sublandlord, or (iii) any accident, injury or damage to any person or property which occurs on or about the Subleased Premises, or (iv) Subtenant’s failure to comply with the requirements of any governmental authority. Notwithstanding the foregoing in no event shall this Section require Subtenant to indemnify or defend Sublandlord or Landlord against any claims, cost, expense or liability to the extent arising out of the negligence or willful misconduct of Sublandlord or Landlord (including their respective employees, agents, contractors or invitees).

Sublandlord shall indemnify and hold harmless Subtenant from and against any and all claims, cost, expense or liability (including reasonable attorneys’ fees) incurred (i) on account of any breach or violation by Sublandlord of this Sublease or the Master Lease or (iii) Sublandlord’s failure to comply with the requirements of any governmental authority.

The parties hereto hereby release and waive any right or claim against the other for loss of business, loss of profits, inconvenience, or for any other incidental or consequential damages. In no event shall the partners, principals, members, officers, stockholders, directors, employees or agents of either party be personally liable for the performance of such party’s obligations under this Sublease.

10. Assignment. Except in the case of a Permitted Transferee, Subtenant shall not, by the sale of all or substantially all of its assets, operation of law or otherwise, assign, sell, mortgage, pledge or in any other manner transfer or encumber this Sublease or any interest therein, or sublet the Subleased Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any person, without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, and Landlord’s consent to the extent required under the Master Lease. Except in the case of a Permitted Transferee, neither the consent of transfer, concession, license or use, nor any references in this Sublease to assignees, subtenants, mortgagees, pledgees, transferees, concessionaires, licensees, or users, shall in any way be construed to relieve Subtenant of the requirement of obtaining the prior written consent of Sublandlord and Landlord to any further assignment, subletting or use or to the making of any assignment, subletting, mortgage, pledge, transfer, concession or license with respect to this Sublease or all or any part of the Subleased Premises. If Sublandlord consents to any assignment of this Sublease, the assignee shall execute and deliver to Sublandlord an agreement in form and substance reasonably satisfactory to Sublandlord whereby the assignee shall assume all of Subtenant’s obligations under this Sublease. Notwithstanding any assignment, subletting or transfer including, without limitation, any assignment, subletting, transfer or use permitted or consented to by Sublandlord, the original Subtenant named herein and any other person who at any time was Subtenant shall remain fully liable under this Sublease. In the event of any assignment or transfer of the leasehold estate under the Master Lease, the transferor or assignor, as the case may be, shall be and hereby is entirely relieved and freed of all obligations under this Sublease from the date of the transfer forward, provided that the transferee and assignee has assumed the transfer or assignor’s obligations as of the date of such transfer.

11. Authority. Subtenant represents and warrants that it has all requisite corporate power and authority to enter into this Sublease. Sublandlord represents and warrants that it has all requisite corporate power and authority to enter into this Sublease.

12. Late Charges. Any payment not received within seven (7) days of the date it was due shall automatically be subject to a late payment fee in the amount of five percent (5%) of the amount overdue, which fee is a service charge intended to compensate Sublandlord for the additional administrative and other costs and expenses it incurs by reason of such late payment. Furthermore, any payment not received within fifteen (15) days of the date it was due shall accrue interest at an annual rate of twelve percent (12%). Notwithstanding the foregoing, as to the first such late payment in any calendar year, Subtenant shall not be required to pay such late charge unless Subtenant fails to pay the amount due within seven (7) days after Sublandlord gives Subtenant notice of such late payment.

13. Insurance. During the term of this Sublease Agreement, Subtenant shall maintain public liability and property damage insurance of the types and in the amounts required by the Master Lease, except that combined commercial general liability and umbrella insurance coverage shall be no less than $7 million in the aggregate. Subtenant shall name Sublandlord and Landlord as additional insureds on its commercial general liability insurance policy as outlined in the Master Lease and shall provide Sublandlord and Landlord with a Certificate of Insurance evidencing said coverage as well as Certificates of Insurance for all other insurance required under this Section prior to taking possession of the Subleased Premises.

14. Waiver of Subrogation. Insofar as, and to the extent that, this Section 14 may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the locality in which the Subleased Premises are located (even though extra premium may result therefrom): To the fullest extent permitted by law, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Sublandlord, against all Subtenant Parties, and in the case of Subtenant, against all Sublandlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any property insurance policy required by this Sublease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Subtenant shall obtain from its subtenants and other occupants of the Subleased Premises a similar waiver and release of claims against any or all of Subtenant or Sublandlord. Any subtenant or assignee of Subtenant shall have the benefit of Sublandlord’s waiver contained herein. In addition, the parties hereto (and in the case of Subtenant, its subtenants and other occupants of the Subleased Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Sublease pursuant to which the insurance company waives subrogation. The insurance policies required by this Sublease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this Section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

15. Sublandlord Parties and Subtenant Parties. The term “Sublandlord Party” or “Sublandlord Parties” shall mean Sublandlord, any affiliate of Sublandlord, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Sublease, the term “Subtenant Party” or “Subtenant Parties” shall mean Subtenant, any affiliate of Subtenant, any permitted subtenant or any other permitted occupant of the Subleased Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

16. Services and Repairs. Subtenant shall be entitled to all those services and utilities which Landlord is required to provide under the Master Lease. It is understood that all work, services, insurance, ADA compliance, repairs, restorations, equipment and access which are required to be provided and made by Sublandlord hereunder or by Landlord under the Master Lease, will, in fact, be provided by the Landlord under the Master Lease, and Sublandlord shall have no obligation during the term of this Sublease Agreement to do any such work, to provide any such services, equipment or access, or to make any such repairs or restorations or otherwise perform any obligations or observe any conditions required to be observed or performed by Landlord under the Master Lease, and Subtenant agrees to look solely to the Landlord under the Master Lease for the performance and observance of the same. Sublandlord shall in no event be liable to Subtenant nor shall Subtenant’s obligations hereunder be impaired or the performance thereof excused because of any failure or delay on the part of the Landlord under the Master Lease in performing or observing the obligations of the Landlord under the Master Lease, provided, however, that in the event of such failure or delay by the Landlord under the Master Lease, Subtenant shall notify Sublandlord in writing, and Sublandlord shall promptly notify Landlord and shall use reasonable efforts to cause the Landlord under the Master Lease to promptly correct the delay or failure, provided that Sublandlord shall not incur any liability, including the expenditures of funds, with respect thereto, and nothing contained herein shall obligate Sublandlord to institute legal proceedings against Landlord.

17. Access. Subject to the terms and conditions of the Master Lease, Subtenant shall have access to the Subleased Premises twenty-four (24) hours per day, seven (7) days per week. Subtenant agrees to allow Sublandlord and its agents access to the entire Subleased Premises at any time, with reasonable advance notice, except in the event of emergency, accident, Force Majeure, or Landlord shut down whereupon no notice shall be required, to inspect Subtenant’s compliance with the terms of this Sublease. Sublandlord will use reasonable efforts to minimize disruption to Subtenant’s business in connection with any such access.

18. Surrender of Subleased Premises. Subtenant agrees that time shall be of the essence with respect to Subtenant’s obligation to surrender, subject to reasonable wear and tear, possession of the Subleased Premises to Sublandlord upon the termination of the term of this Sublease, and further agrees that in the event that Subtenant does not promptly surrender possession of the Subleased Premises to Sublandlord upon such termination, Subtenant shall pay Sublandlord the existing rent and any additional rent at the rate of 200% of the then current rent thereafter, prorated on a daily basis. Sublandlord, in addition to any other rights and remedies Sublandlord may have against Subtenant for such holding over, shall be entitled to bring summary proceedings against Subtenant, and Subtenant agrees to reimburse Sublandlord for Sublandlord’s out-of-pocket damages reasonably sustained by reason of such holding over including, without limitation, Sublandlord’s actual damages incurred under the Master Lease and reasonable attorneys’ fees and disbursements incurred in connection with the exercise by Sublandlord of its remedies against Subtenant.

19. Notices. Any notice, approval, consent or election made pursuant to this Sublease or the Master Lease shall be in writing and shall be deemed duly delivered upon receipt (or the first date such delivery is attempted and refused) if delivered personally or if mailed by registered or certified mail, return receipt requested, or by a reputable nationally recognized overnight carrier, addressed:

if to Sublandlord:	ENGIE Holdings Inc. 1360 Post Oak Blvd, Suite 400 Houston, TX 77056 Attn: With a copy to: ENGIE Holdings Inc. Attn: Legal Counsel

if to Subtenant:	prior to the Commencement Date: Tomorrow.io 25 Dorchester Ave, Rm 52150 Boston, MA 02205 Attn: Chief Operating Officer

And after the Commencement Date to the address of the Subleased Premises herein,

Attn: With a copy to: Tomorrow.io 9 Channel Center Boston, MA Attn: Chief Operating Officer

Either party may, by notice as aforesaid, direct that future notices be sent to a different address. Any notice given by an attorney of a party shall be deemed notice by such party. Each party to this Sublease shall send to the other party copies of any and all notices and other communications it shall send to and receive from Master Landlord relating to the Subleased Premises.

20. Security Deposit. Upon Subtenant’s execution of this Sublease Agreement, Subtenant will deliver to Sublandlord a security deposit, which will be in the form of cash in the amount of One Hundred Sixty-two Thousand, Three Hundred Three Dollars and Thirty-two Cents ($162,303.32) (as may be reduced as set forth below, the “Security Deposit”), to be held by Sublandlord without interest as security for the full and timely performance of Subtenant’s obligations hereunder. Notwithstanding anything to the contrary contained in this Sublease, and provided that (i) this Sublease is in full force and effect, and (ii) Subtenant shall not then be in default of this Sublease beyond any applicable notice or cure period, then

(A)

upon the twelfth (12th) month of the Sublease Term, (the “First Anniversary Security Deposit Reduction Date”), Sublandlord shall release to Subtenant such amount as required to reduce the Security Deposit to One Hundred Twenty One Thousand Seven Hundred Twenty-Seven Dollars and Forty-nine Cents ($121,727.49) in the form of either a credit against Rent due or next becoming due, or a payment to Subtenant on the First Anniversary Security Deposit Reduction Date, at the election of Subtenant; and

(B)

upon the twenty-fourth (24th) month of the Sublease Term (the “Second Anniversary Security Deposit Reduction Date”), Sublandlord shall release to Subtenant such amount as required to reduce the Security Deposit to Eighty-one Thousand One Hundred Fifty-one and Sixty-six Cents ($81,151.66) in the form of either a credit against Rent due or next becoming due, or a payment to Subtenant on the Second Anniversary Security Deposit Reduction Date, at the election of Subtenant.

The Security Deposit may be co-mingled with other deposits of Sublandlord. Within thirty (30) days from the expiration or earlier termination of this Sublease, and the Subtenant’s surrender of the Subleased Premises in accordance with the terms of this Sublease, Sublandlord shall return the remaining amounts of the Security Deposit, or so much thereof as shall not have been applied (provided that the Security Deposit may only be applied following a default by Subtenant, as set forth in Section 10 above), to Subtenant. In the event Sublandlord applies any portion of the Security Deposit pursuant to this section, Subtenant shall immediately pay Sublandlord such amounts necessary to restore the Security Deposit to the required amount as set forth herein.

21. Entire Agreement. All prior understandings and agreements between the parties with respect to the subject matter hereof are merged within this Sublease. The covenants and agreements herein contained shall bind and inure to the benefit of Sublandlord, Subtenant, and their respective successors and assigns.

22. Consents and Approvals. Subtenant shall seek Sublandlord’s consent in any instance where the Landlord’s consent would have been required for the Sublandlord under the Master Lease (such as a modification to the Subleased Premises). Sublandlord shall use commercially reasonable and good faith efforts to acquire Landlord consent but shall have no responsibility or liability to Subtenant for any refusal by Landlord to grant such consent.

Termination of Master Lease. If the term of the Master Lease shall terminate prior to the expiration of this Sublease, this Sublease shall thereupon be terminated and, except as set forth herein or in the case of an error or omission by Sublandlord or by reason of a default by Sublandlord that is not attributable to a default by Subtenant hereunder, Sublandlord shall not be liable to Subtenant by reason thereof. Sublandlord shall refund to Subtenant any prepaid rent, prorated to the date of termination, and any security deposit held by Sublandlord. Sublandlord shall do nothing to cause the Master Lease to terminate prior to the scheduled termination of this Sublease, other than pursuant to Sublandlord’s rights, as tenant under the Master Lease, to terminate the Master Lease in the event of casualty or condemnation, and Sublandlord shall indemnify Subtenant for any damages sustained by Subtenant due to a breach of this obligation.

1. Brokerage. Sublandlord and Subtenant each represents and warrants to the other that it has dealt with no broker or finder in connection with this transaction other than JLL and Newmark Knight Frank, and each party agrees to indemnify, defend and save the other harmless from any loss, cost or damages which such party may pay or incur, including reasonable attorney’s fees and expenses, by reason of any claim for payment in the nature of a broker’s commission or finder’s fee or other similar fee which may be made by reason of contact by such party with any such broker or finder other than the above named brokers or any breach of the foregoing representation and warranty. Sublandlord shall pay any commissions owed to JLL in connection with this Sublease Agreement pursuant to a separate agreement.

2. No Waiver. Sublandlord’s receipt and acceptance of Rent or additional rent, or Sublandlord’s acceptance of performance of any other obligation by Subtenant, with knowledge of Subtenant’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by either party of any term, covenant or condition of this Sublease shall be deemed a waiver of any other term, covenant or condition hereof or of any subsequent breach by the breaching party of the same or any other term, covenant or condition.

3. Landlord’s Consent. This Sublease (and any transfer thereof) is contingent upon the receipt of Landlord’s written consent. Promptly following the full execution of this Sublease, Sublandlord shall diligently pursue Landlord’s consent. In the event Sublandlord has not obtained Landlord’s consent to this Sublease within thirty (30) days following the date hereof, Subtenant may, at any time thereafter prior to the receipt of Landlord’s consent, terminate this Sublease in which event this Sublease shall be void ab initio and shall have no further force or effect and Sublandlord shall promptly return the security deposit and any pre-paid rent to Subtenant.

4. Furniture. During the Sublease Term Subtenant shall have the right to use the furniture located in the Subleased Premises and listed on Exhibit B (the “Furniture”). Subtenant shall be responsible for the cost of any repair or replacements of the Furniture damaged or destroyed during the Sublease Term or otherwise not returned to Sublandlord at the end of the Sublease Term, reasonable wear and tear excepted. Subtenant agrees to accept the Furniture in “as-is” condition and agrees to return the same in such condition at the end of the Sublease Term, subject only to reasonable wear and tear. Subtenant shall indemnify, defend and hold harmless Sublandlord from all loss, claim, liability, damage or cost arising out of damage to person or property related to the use, condition or repair of the Furniture.

5. HVAC. HVAC shall be provided during Normal Building Operating Hours pursuant to the Master Lease. To the extent a charge is levied for after-hours HVAC, Subtenant shall pay Sublandlord for Subtenant’s after-hours use, without markup or increase of any kind, pursuant to the Master Lease.

6. Signage. At Subtenant’s sole cost and expense, Subtenant shall have building standard signage in the building lobby directory and entrance to the Subleased Premises, pursuant to the Master Lease, which signage shall contain Subtenant’s name and/or logo.

7. Parking. Subtenant shall not have any rights to any parking rights of Sublandlord pursuant to the Master Lease.

8. Electricity. [Electricity consumption in the Sublease Premises shall be separately metered. During the Sublease Term Subtenant shall pay Sublandlord, or at Sublandlord’s direction, Landlord, within ten (10) days after invoicing, for electricity charges incurred within the Subleased Premises as measured by said meter or check meter.] [TO BE CONFIRMED]

9. Miscellaneous.

a. Except as otherwise expressly set forth herein, the covenants of Subtenant pursuant this Sublease are independent covenants and Subtenant shall have no right to withhold or abate any payment of Base Rent, Additional Rent or any other payment, or to set off any amount against Base Rent, Additional Rent or any other payment then due and payable, or to terminate this Sublease, because of any breach or alleged breach by Sublandlord or Landlord of this Sublease or because of the condition of the Sublease Premises, or because of any event of force majeure. Without limiting the foregoing, and to the extent permitted by law, Subtenant hereby waives any claim to withhold or abate Base Rent, Additional Rent or other payment hereunder or to terminate this Sublease (whether under common law theories of dependent covenants, impracticability, impossibility, or otherwise), in the event access to or use of the Sublease Premises is limited, restricted or suspended by reason of strikes, lockouts, unavailability of materials, failure of power, restrictive governmental laws, regulations or orders (including health related stay-at-home orders), pandemics (including the COVID-19 pandemic), epidemics, riots, insurrections, war or other reasons beyond Sublandlord’s control.

a. If either party shall commence an action or proceeding against the other to enforce an obligation under this Sublease and shall obtain a final non-appealable judgment in such action or proceeding after all appeals, the prevailing party shall be entitled to receive, in addition to any damages or other relief awarded, reasonable attorney fees and court costs.

b. This Sublease shall be governed by and interpreted under and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

c. No modification, change or amendment of this Sublease shall be binding upon either party unless such modification, change or amendment is in writing, duly authorized and signed by Sublandlord and Subtenant.

d. This Sublease shall be effective only when executed by Sublandlord and Subtenant and a fully executed counterpart of this Sublease has been delivered to each party.

e. At the end of the Sublease, Subtenant, at its sole cost and expense, shall be responsible for the installation, maintenance, repair, replacement and removal of any internet, phones, cabling, wiring installed by it.

{signature page follows}

IN WITNESS WHEREOF, the parties hereto have caused this Sublease Agreement to be executed under seal by an officer duly authorized, as of the day and year first above written.

SUBLANDLORD:

ENGIE Holdings Inc.

By:	/s/ Paula Sacks
Name: Paula Sacks
Its: Vice President

SUBTENANT:

The Tomorrow.io Companies Inc.

By:	/s/ Leigha Kemmett
Name: Leigha Kemmett
Its: Chief Operating Officer